Exhibit 10.36

December 19, 2008

Robert Apatoff

[address]

Dear Rob,

Reference is made to the letter agreement (the “Agreement”) dated October 14, 2008, between you and FTD Group, Inc. (the “Company”), and any defined terms used but not otherwise defined herein will have the meanings ascribed thereto in the Agreement.  For the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), we hereby clarify the following terms of the Agreement:

1.                                       Any shares of stock required to be issued upon the vesting of an award under the Agreement (whether pursuant to the normal vesting schedule or on an accelerated basis) shall be issued, subject to the Company’s collection of all applicable withholding taxes, on the vesting date or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date.

2.                                       If you terminate your employment for any reason, or if the Company terminates your employment for any reason, on your termination date, you will be paid your accrued but unpaid salary for services rendered through your termination date and your accrued but unused vacation days as of such termination date.

3.                                       The Release required to be executed by you in order for you to receive the Separation Payment must be executed and delivered to the Company within 21 days (or 45 days to the extent such longer period is required under applicable law) after the effective date of your termination without cause.  The Separation Payment will be paid in a series of 24 successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the 60-day period following the date of your “separation of service” (as defined in the Treasury Regulations issued under Code Section 409A) due to such termination, on which the executed Release is effective and enforceable following the expiration of any applicable revocation period under federal or state law, or as soon thereafter as administratively practicable, but in no event later than the last day of such  60-day period on the Release is so effective and enforceable. Your right to each such monthly installment of the Separation Payment will be deemed, for purposes of Code Section 409A, to be a right to a series of separate payments.

4.                                       With respect to the reduction of any payments or benefits received or to be received that would be subject to the Excise Tax under Section 4999 of the Code, the cash payments will first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of your equity awards will be reduced in the same chronological order in which those awards were made, but only to the extent necessary as provided in the Agreement.

5.                                       If you are a “specified employee” at the time of your separation of service:

(i)                                     Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year will not be subject to the holdback provisions of Section 7(d) and will accordingly be paid as and when they become due and payable under the Agreement in accordance with the short-term deferral exception to Code Section 409A.

(ii)                                  The remaining portion of the payments and benefits to which you become entitled under the Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your separation from service occurs, shall not be subject to any deferred commencement date under Section 7(d) and shall be paid to you as they become due and payable under the Agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such  separation from service.  To the extent the portion of  the severance payments and benefits to which you would otherwise be entitled under the Agreement during the deferral period under Section 7(d) exceeds the foregoing limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(d), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

Except as modified by this letter, all the terms and provisions of the Agreement will continue in full force and effect.

[Signature Page Follows]

Please indicate your acceptance of the foregoing terms by signing the acknowledgement below.

FTD GROUP, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chief Executive Officer

Dated:	December 19, 2008

Acknowledged and agreed to on the date set forth below, and effective January 1, 2009:

/s/ Robert Apatoff
Robert Apatoff

Dated: December 23, 2008